January 19, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (301)774-8434

Mr. Hunter R. Hollar
President and Chief Executive Officer
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832

Re:	Sandy Spring Bancorp, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
      Filed March 11, 2005
	File No. 000-19065

Dear Mr. Hollar:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							John P. Nolan
							Accounting Branch Chief